UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
M & F Worldwide Corp.

(Name of Registrant as Specified in Its Charter)
(N/A)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed as shown below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock of the Company, par value $0.01 per share.

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing registration statement number, or the Form or Schedule and date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party: :

	(4)	Date Filed: :

ON DECEMBER 7, 2011, M & F WORLDWIDE CORP SENT THE FOLLOWING
LETTER TO STOCKHOLDERS WHO HAD NOT YET VOTED THEIR SHARES:

M & F WORLDWIDE CORP.
35 East 62nd Street
New York, NY 10065

IMPORTANT REMINDER

December 7, 2011

Dear Stockholder:

We previously mailed to you a proxy statement relating to the December 21, 2011, special meeting of stockholders of M & F Worldwide Corp. (the “Company”, “we”, “our” or “us”), where you will be asked, among other things, to consider and vote upon a proposal to approve a merger agreement, pursuant to which a subsidiary of MacAndrews & Forbes Holdings Inc. (“Holdings”) will be merged with and into the Company. If the merger is completed, each share of Company common stock outstanding at the effective time of the merger will be canceled and converted into the right to receive $25.00 (other than shares owned by the Company, Holdings, and holders who have perfected and not withdrawn a demand for appraisal rights).

According to our latest records, we have not received your vote for this important meeting. Your vote is extremely important regardless of the number of shares you own. The merger cannot be completed unless holders of a majority of the (i) outstanding shares of our common stock vote in favor of the approval of the merger agreement and (ii) outstanding shares of our common stock (excluding shares owned by Holdings or its affiliates) vote in favor of the approval of the merger agreement. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

For the reasons specified in the proxy statement, we encourage you to vote “FOR” the proposal to approve the merger agreement. Voting is quick and easy. Please take a moment to sign, date and mail the enclosed duplicate voting instruction form promptly or vote your shares over the Internet or by telephone as instructed on the voting instruction form.

If you have more questions about the merger, or require assistance in voting your shares or need additional copies of the proxy statement, please contact D.F. King & Co., Inc., our proxy solicitor, at (800) 848-3416 (toll free) or (212) 269-5550 (collect). You are strongly advised to read the proxy statement because it contains important information about the transaction.

Thank you for your cooperation and continued support.

Very truly yours,

Barry F. Schwartz
Chief Executive Officer and President